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                                                                  EXHIBIT 12

                            CAROLINA POWER & LIGHT COMPANY

       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED
           DIVIDENDS COMBINED AND RATIO OF EARNINGS TO FIXED CHARGES

                                                                     ----------------------------------------------
                                                         Twelve Months Ended December 31,
                                                                     ----------------------------------------------

                                                             1995        1994        1993        1992        1991
                                                             ----        ----        ----        ----        ----

                                                         (Thousands of Dollars)
Earnings, as defined:
  Net income............................................ $ 372,604   $ 313,167   $ 346,496   $ 379,635   $ 376,974
  Fixed charges, as below...............................   226,833     213,821     237,098     253,215     279,960
  Income taxes, as below................................   232,046     180,518     181,653     211,717     206,004
                                                         ----------  ----------  ----------  ----------  ----------
    Total earnings, as defined.......................... $ 831,483   $ 707,506   $ 765,247   $ 844,567   $ 862,938
                                                         ==========  ==========  ==========  ==========  ==========
Fixed Charges, as defined:
  Interest on long-term debt............................ $ 187,397   $ 183,891   $ 205,182   $ 223,158   $ 233,268
  Other interest........................................    25,896      16,119      16,419      15,717      33,352
  Imputed interest factor in rentals-charged
    principally to operating expenses...................    13,540      13,811      15,497      14,340      13,340
                                                         ----------  ----------  ----------  ----------  ----------
    Total fixed charges, as defined..................... $ 226,833   $ 213,821   $ 237,098   $ 253,215   $ 279,960
                                                         ==========  ==========  ==========  ==========  ==========

Earnings Before Income Taxes............................ $ 604,650   $ 493,685   $ 528,149   $ 591,352   $ 582,978
                                                         =========   =========   =========   =========   =========


Ratio of Earnings Before Income Taxes to Net Income.....      1.62        1.58        1.52        1.56        1.55

Income Taxes:
  Included in operating expenses........................ $ 258,927   $ 198,238   $ 189,535   $ 210,266   $ 200,711
  Included in other income:
    Income tax expense (credit).........................   (18,541)     (9,425)        392       5,885       9,686
    Harris Plant carrying costs.........................         -           -           -       1,969       1,563
    Other income, net...................................         -           -           -          58          25
  Included in AFUDC - borrowed furnds...................         -           -           -       2,060       2,694
  Included in AFUDC - deferred taxes in nuclear
    fuel amortization and book depreciation.............    (8,340)     (8,295)     (8,274)     (8,521)     (8,675)
                                                         ----------  ----------  ----------  ----------  ----------
    Total income taxes.................................. $ 232,046   $ 180,518   $ 181,653   $ 211,717   $ 206,004
                                                         ==========  ==========  ==========  ==========  ==========

Fixed Charges and Preferred Dividends Combined:
  Preferred dividend requirements....................... $   9,609   $   9,609   $   9,609   $  14,798   $  26,265
  Portion deductible for income tax purposes............      (312)       (312)       (312)       (321)       (321)
                                                         ----------  ----------  ----------  ----------  ----------
  Preferred dividend requirements not deductible........ $   9,297   $   9,297   $   9,297   $  14,477   $  25,944
                                                         ==========  ==========  ==========  ==========  ==========
  Preferred dividend factor:
    Preferred dividends not deductible times ratio of
      earnings before income taxes to net income........ $  15,061   $  14,689   $  14,131   $  22,584   $  40,213
    Preferred dividends deductible for income taxes.....       312         312         312         321         321
    Fixed charges, as above.............................   226,833     213,821     237,098     253,215     279,960
      Total fixed charges and preferred dividends        ----------  ----------  ----------  ----------  ----------
        combined........................................ $ 242,206   $ 228,822   $ 251,541   $ 276,120   $ 320,494
                                                         ==========  ==========  ==========  ==========  ==========
Ratio of Earnings to Fixed Charges and Preferred
  Dividends Combined....................................      3.43        3.09        3.04        3.06        2.69

Ratio of Earnings to Fixed Charges .....................      3.67        3.31        3.23        3.34        3.08

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